Exhibit 99.1

DANVERS BANCORP, INC.

FOR IMMEDIATE RELEASE

Date:	October 30, 2009

Contacts:	Kevin T. Bottomley	L. Mark Panella
	President and CEO	Executive Vice President and CFO

Phone:	(978) 739-0263	(978) 739-0217
Email:	kevin.bottomley@danversbank.com	mark.panella@danversbank.com

Danvers Bancorp, Inc. Announces Completion of Beverly National Corporation

Acquisition and Appointment of Three Directors

DANVERS, MASSACHUSETTS (October 30, 2009):  Danvers Bancorp, Inc. (NASDAQ:  DNBK) (“Danvers”), parent of Danversbank, announced today that it has completed its acquisition of Beverly National Corporation (NYSE Amex:  BNV) (“Beverly”), parent of Beverly National Bank.

Under the terms of the merger, Beverly stockholders will receive 1.66 shares of Danvers common stock in exchange for each common share of Beverly. Based on the closing price of Danvers common stock on October 29, 2009, the transaction is valued at approximately $23.06 per share of Beverly common stock or approximately $62.1 million in the aggregate.

Effective immediately following today’s closing, Beverly President and CEO Don A. Fournier will become an Executive Vice President and a member of the senior executive management team at Danvers.

Also, effective immediately following today’s closing, Beverly directors Mark B. Glovsky, Pamela C. Scott and Michael F. Tripoli have been appointed to the Danvers board of directors.  Mr. Glovsky, Ms. Scott and Mr. Tripoli were also appointed as members of the Danversbank board of directors.

Mr. Glovsky is the Managing Partner of Glovsky & Glovsky, a general practice law firm with offices in Beverly, Massachusetts.  Mr. Glovsky, who is 61, is a graduate of Dartmouth College and Boston College Law School.  Mr. Glovsky resides in Gloucester, Massachusetts with his wife Livia Cowan.

Ms. Scott is President and CEO of LVCC, Inc., a consulting firm that advises investment management firms, non-profit organizations and other entities on business development and organizational issues.  Ms. Scott, who is 57, resides in Danvers, Massachusetts.

Mr. Tripoli is a certified public accountant and a founding partner in the firm of Grandmaison & Tripoli, LLP.  Mr. Tripoli, who is 51, is a graduate of Merrimack College and Bentley University.  Mr. Tripoli resides in Danvers, Massachusetts with his wife Judie.

“We welcome Don, the staff at Beverly National Bank and three of its directors to Danversbank.  I am pleased to strengthen our franchise through this acquisition and am confident our two institutions will integrate seamlessly,” said Kevin T. Bottomley, Chairman, President and CEO of Danvers.

Danvers expects that Beverly National Bank will be merged into Danversbank in February, 2010.

Company Profile

Danvers Bancorp, Inc., the holding company for Danversbank and Beverly National Bank, currently has approximately $2.3 billion in total assets.  Danvers, through its wholly-owned bank subsidiaries, offers a wide range of commercial and retail banking services, including commercial and industrial loans, commercial real estate loans, owner-occupied residential mortgages and consumer loans, cash management, debit and credit card products, online banking, and non-deposit investment products and investment management services.  Currently, Danversbank and Beverly National Bank maintain branch locations in the following communities:  Andover, Beverly, Boston, Cambridge, Chelsea, Danvers, Hamilton, Malden, Manchester-by-the-Sea, Middleton, Peabody, Reading, Revere, Salem, Saugus, Topsfield, Wilmington, and Woburn, Massachusetts.  Additional information about Danvers and its subsidiaries is available at www.danversbank.com.

Forward Looking Statements

This press release contains statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and this statement is included for purposes of complying with these safe harbor provisions.  These forward-looking statements are based on current plans and expectations, which are subject to a number of risk factors and uncertainties that could cause future results to differ materially from historical performance or future expectations.  These differences may be the result of various factors, including, among others: (1) costs or difficulties related to the integration of the businesses following the merger; (2) changes in the interest rate environment; (3) changes in general economic conditions, legislative and regulatory changes; and (4) the risk factors described in Danvers’ Annual Report on Form 10-K for the year ended December 31, 2008 as updated by Danvers’ Quarterly Reports on Form 10-Q.  Danvers undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or other changes.